EXHIBIT 99.1

Contact: Marion Ingram	phone: 931-380-2265
Community First Bank & Trust	fax: 931-388-3188
501 S. James Campbell Blvd
Columbia, Tennessee 38401
For Immediate Release
News Release
COMMUNITY FIRST, INC. REPORTS EARNINGS; ANNOUNCES DIVIDEND
ASSETS GROW TO $443.5 MILLION
     Community First, Inc., the holding company for Community First Bank & Trust, reported net income of $512,000 for the quarter ended March 31, 2007. The first quarter 2007’s net income compares to $621,000 for the same period in 2006. Earnings per share for the first quarter of 2007 and 2006 were $0.17 and $0.22, respectively. Net income and earnings per share in 2007, as compared to 2006, were negatively impacted by expenses associated with recent expansion activities into Williamson and Rutherford Counties and the higher cost of funds. Net interest income increased from $2.9 million for the quarter ended March 31, 2006 to $3.3 million for the quarter ended March 31, 2007.
     Total assets grew to $443.5 million as of March 31, 2007, up $22.1 million, or 5.2%, from the $421.4 million reported as of December 31, 2006. Loans as of March 31, 2007 were $372.7 million, or 6.8% higher than the $349.0 million reported at December 31, 2006. Total deposits increased to $375.2 million for the quarter ended March 31, 2007, compared to $366.8 million reported at December 31, 2006.
“We are extremely pleased with our asset growth in the first quarter of 2007,” said Marc R. Lively, President and CEO of Community First. “With the additional loan volume of Williamson and Rutherford Counties, the bank has continued the rapid growth that occurred in 2006. 2006 represented the largest twelve-month growth period since our inception almost eight years ago. We anticipate maintaining a rapid growth rate for 2007 as we cultivate relationships in our new markets.”
ANNOUNCEMENT OF DIVIDEND
Community First, Inc., also announced a shareholder dividend of $0.22 per share for shareholders of record as of April 20, 2007, which was paid on April 27, 2007. “We truly appreciate our customers’ and shareholders’ support,” commented Lively. “We have experienced a great history of growth and financial success and want to give back to our shareholders who believe in our commitment to community banking.”
Community First, Inc. is the holding company for Community First Bank & Trust, a Columbia, Tennessee, commercial bank with five offices in Maury County and one office in Williamson County and one office in Rutherford County. The Company operates 10 ATMs in Maury County and three in Williamson County and one in Rutherford County. The bank provides a comprehensive line of banking services to consumers and businesses in the Middle Tennessee area. Additional information concerning Community First can be accessed at www.cfbk.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Statements that are not historical or current facts, including statements about beliefs and expectations are forward looking statements. These forward-looking statements cover, among other things, anticipated future growth trends and the future prospects of the Company. These statements include certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. All forward-looking statements included in this news release are based on information available at the time of the release and are subject to certain risk and uncertainties including, but not limited to, the Company’s ability to successful expand into Williamson County, changes in the economic conditions in the Company’s market areas, regulatory and legislature changes, competition in the Company’s market areas, and changes in interest rates. The Company assumes no obligation to update any forward-looking statement.